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                             DISTRIBUTION AGREEMENT


THE PARTIES HERETO:

1. CONSERVER INTERNATIONAL, B.V. a company organized and existing under the laws of the Netherlands having its registered office at Hoekenrode 6-8, 1102 BR Amsterdam Zuid-Oost, the Netherlands, hereinafter referred to as "B.V.";

AND

2. CONSERVER NORTH AMERICA, INC., a company organized and existing under the laws of Delaware having a registered office at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware hereinafter referred to as "NORD" (hereinafter B.V. and NORD are referred to collectively as "INTERNATIONAL");

AND

3. CONSERVER CORPORATION OF AMERICA, a corporation organized and existing under the laws of Delaware having a place of business at 2655 Le Jeune Road, Coral Gables, FL33134, hereinafter referred to as the "DISTRIBUTOR";

WHEREAS:

A. By the terms of an agreement dated 1995, CONSERVER ENGINEERING LTD., a company organized and existing under the laws of Ireland having its registered office at 2 Clan William Terrace, Dublin, Ireland (hereinafter referred to as "CONSERVER ENGINEERING") has been awarded from CONSERVER 21 S.A., a company organized and existing under the laws of Spain an exclusive license for, i.a., the Territory described hereafter, to distribute the Products, (as hereinafter defined) and has been granted the right to seek, in its own name, intellectual property protection of the know how and inventions upon which the Products are based.

B. Certain patent applications relating to the Products have been filed in Spain in the name of CONSERVER ENGINEERING under number 9401478 and 9600692 and in The Hague at the European Office for Patents in the name of Alfonso de Sande Moreno on June 24, 1996 ("the Patent"). Copies of the said application documents are annexed hereto as Annex 1-A and 1-B respectively. Alfonso de Sande Moreno (President of Conserver 21 S.A.) and companies of the group to which INTERNATIONAL belong, are both (direct or indirect) shareholders of both CONSERVER 21 and CONSERVER ENGINEERING.

C. In addition to the intellectual property rights described above, CONSERVER ENGINEERING with its own research team has
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developed yet new know how, inventions, and industrial processes enabling it to manufacture, the products on industrial basis; CONSERVER ENGINEERING has initiated and is in the process of obtaining additional intellectual property protection for such new know how, inventions and industrial processes.

         On the basis of the rights and the related know how belonging to or granted to CONSERVER ENGINEERING, CONSERVER ENGINEERING has entered into an exclusive worldwide marketing and distribution license agreement with B.V. dated [________] for the manufacture, sale and general commercial exploitation of the Products;

D. B.V. has entered into an exclusive marketing and distribution license agreement for the United States, Canada and Mexico with NORD dated [________] for the manufacture, sale and general commercial exploitation of the Products.

E. The product group described in Annexes 2 and 3, as well as any new products which INTERNATIONAL or CONSERVER ENGINEERING may later develop or acquire for preservation of foodstuffs and flowers are herein referred to as "the Products."

F. INTERNATIONAL has also obtained from CONSERVER ENGINEERING on the basis of the above mentioned license agreements, a non-exclusive trademark license concerning the trademark "CONSERVER 21" as described in Annex 4 to this Agreement (hereinafter the "Trademark") , which Trademark is in the process of being registered in the United States Patent Office.

G. DISTRIBUTOR has advised INTERNATIONAL that it is willing to use, sell, distribute and otherwise generally exploit commercially the Products (except for the market of domestic use of the Products) in the Territory (as hereinafter defined) as the exclusive and independent distributor of INTERNATIONAL and INTERNATIONAL has expressed its desire to have DISTRIBUTOR act as its exclusive distributor for the Products in the Territory on the terms described herein.

H. The parties have therefore decided to enter into an agreement setting forth the terms and conditions under which DISTRIBUTOR shall market, use, promote, distribute, sell and generally exploit commercially the Products (except for the market of domestic use of the Products) in the United States of America and its possessions, territories and dependencies, and Canada (herein, "the Territory"), and set forth such terms and conditions in this Agreement.

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:
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1.       SUBJECT MATTER

1.1 INTERNATIONAL hereby grants to DISTRIBUTOR the exclusive right to import, promote, distribute, market, sell, use and generally exploit commercially the Products (including the Trademark) in the Territory to commercial users, excluding domestic consumers.

1.2 Subject to Paragraph 8.7, DISTRIBUTOR shall buy such Products as it may need from INTERNATIONAL and use or resell them in the Territory in its own name and for its own account and risk.

1.3 In complying with its obligations under the Agreement, DISTRIBUTOR may distribute the Products through sub-distributors or agents. DISTRIBUTOR shall notify INTERNATIONAL in writing of the name and address of all proposed sub-distributors and shall not retain any sub-distributors without the prior consent of INTERNATIONAL, which consent shall not be unreasonably withheld. If disapproval of a proposed sub-distributor is not given in writing by INTERNATIONAL within two weeks of such written submission by DISTRIBUTOR, approval shall be deemed to have been given.

2.       PRODUCT RANGE - NON-COMPETITION

2.1 INTERNATIONAL reserves the right to substitute a new Product for any Product and to modify the specifications, the manufacture or the design of any Product if and when it deems it necessary or desirable, without the consent of the DISTRIBUTOR and DISTRIBUTOR shall have no claim for damages as a result of this action. Any decision by INTERNATIONAL as described in the preceding sentence must be made for all distributors and shall be made on no less than 60 days written notice. INTERNATIONAL shall inform DISTRIBUTOR of any internal discussions of proposed modifications or substitutions of the Products at the earliest possible time so as to enable DISTRIBUTOR to control its inventory of Products and to adjust its marketing as a result of such possible decisions.

         INTERNATIONAL warrants that any possible modification or substitution shall conform to the nature and intended use of the Products, and can qualify as Products under this Agreement.

2.2 Subject to mandatory trade and commerce statutes, rules and regulations as may be or become applicable INTERNATIONAL shall not permit any other distributors to
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         import, promote, distribute sell, use or otherwise commercially exploit the Products directly or indirectly or through agents or sub-distributors in the Territory during the term of this Agreement (except for the market of the domestic use of the Products), nor shall it do so itself, in either case in a manner that would infringe upon the rights granted to DISTRIBUTOR hereunder. To the extent permitted by such statutes, rules and regulations, INTERNATIONAL shall use its best efforts to prevent distribution of the Products in the Territory by other persons.

2.3 DISTRIBUTOR shall not promote, distribute, market, sell, use or otherwise commercially exploit the Products:

         - through a branch or subsidiary, warehouse, distributor, agent or any other active means outside the Territory, except after prior written authorization of INTERNATIONAL (which authorization shall not be unreasonably withheld to the extent the request relates to situations that bear a close connection with the Territory and the request would not infringe upon the rights of other distributors), provided, however, that if Products are to be used in shipments to the Territory, such authorization from INTERNATIONAL shall not be required insofar as the preservation of the goods being so shipped is entirely organized by and takes place under the responsibility of DISTRIBUTOR; nor

         - for purposes other than for the preservation of foodstuffs and flowers, except as provided in paragraph 6 hereof.

2.4 During the whole term of the Agreement, DISTRIBUTOR shall not in the Territory, directly or indirectly manufacture, promote, sell or use for trade purposes under whatever form, products which may compete with the products, it being understood and agreed, however, that DISTRIBUTOR may use (i) other products which do not compete with the Products but may enhance or be used compatibly with the Products, and (ii) competing products during such times as INTERNATIONAL fails to supply products to DISTRIBUTOR, or construction of new or expansion of existing production is taking place, or otherwise in accordance with Paragraph 8 of this Agreement.

3.       OBLIGATIONS OF DISTRIBUTOR

3.1 Subject to paragraph 8.7, DISTRIBUTOR shall purchase the Products for commercial use in the Territory exclusively
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from INTERNATIONAL or companies designated by INTERNATIONAL.

3.2 DISTRIBUTOR shall inform its customers of the General Conditions of Use of the Products made by INTERNATIONAL, as described in Annex 5 to this Agreement. INTERNATIONAL may change these General Conditions on reasonable notice from time to time.

3.3. DISTRIBUTOR shall promote the use, sale and/or distribution of the Products in a loyal and diligent way, in accordance with the manufacturer's General Conditions of Use, within the framework of the marketing and business arrangements the Parties may from time to time agree to, and shall abstain from making false or misleading statements concerning INTERNATIONAL or its Products, provided that the repetition or reproduction of statements made by INTERNATIONAL with respect to the market in the Territory shall not be construed as false or misleading for the purposes of this Agreement.

3.4 DISTRIBUTOR shall cooperate with INTERNATIONAL in obtaining the authorizations or permits necessary for the use of the Products in the Territory for all foodstuffs and for compliance with all rules and regulations applicable to the Products for their marketing and their use. INTERNATIONAL shall use its best efforts and shall be responsible for obtaining all authorizations and permits for use of the Products in connection with fish, meat and poultry, and all authorizations and permits with respect the anti-microbial and anti-fungal benefits of the Products for foodstuffs and cut flowers, at INTERNATIONAL'S cost.

3.5 Provided DISTRIBUTOR pays any additional expense generated thereby, DISTRIBUTOR shall have the right to be named as an additional insured under the products liability insurance policy maintained by INTERNATIONAL, covering product liability risk related to the Products, and, at the request of DISTRIBUTOR, INTERNATIONAL shall supply DISTRIBUTOR with a copy of such policy. At DISTRIBUTOR's sole option, DISTRIBUTOR shall obtain and maintain its own product liability insurance relating to the Products and include INTERNATIONAL as an additional insured during the whole term of this Agreement. Both such insurance policies shall contain a provision pursuant to which the insurers waive any recourse against INTERNATIONAL or DISTRIBUTOR, as the case may be.

3.6      Periodically during the year DISTRIBUTOR shall consult
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                                     - 6 -


with INTERNATIONAL with respect to its business plan for the coming year and shall present a formal written business plan to INTERNATIONAL on June 30 for the next calendar year; INTERNATIONAL shall likewise provide DISTRIBUTOR with its business plan for the next year on August 31. The Parties acknowledge that their respective initial business plans for the eighteen month period ended December 31, 1997 has been delivered to and has been approved by each other.

         The parties shall regularly inform each other on the market conditions and the state of competition in the Territory.

3.7 DISTRIBUTOR and INTERNATIONAL shall cooperate with one another in connection with the general commercial exploitation of Products to international customers. In that regard, whenever any party to this agreement has an opportunity to make a presentation for the commercial exploitation of the Products to a company which has significant international business, such party shall immediately notify the other party of such opportunity so that a united marketing strategy can be agreed upon.

3.8 Within thirty (30) days following the end of each of the first three calendar quarters, DISTRIBUTOR shall send INTERNATIONAL a detailed summary of commercial activities with respect to the use of the Products made by itself and by all its sub-distributors during the quarter concerned.

         Before February 15 of each year DISTRIBUTOR shall submit to INTERNATIONAL a detailed summary of revenues received from the use and commercial exploitation of the Products made by itself and by its sub-distributors during the preceding calendar year.

         DISTRIBUTOR shall provide INTERNATIONAL with the details of quantity of Product used and of the revenue received therefrom, prices, dates of delivery for certain specific accounts (to be agreed to by DISTRIBUTOR and INTERNATIONAL).

         INTERNATIONAL may audit the accounts of DISTRIBUTOR yearly at its cost upon reasonable notice and at a mutually agreeable time and place. These accounts as well as all related elements will be held at the disposal of INTERNATIONAL or its representative authorized to effect verifications.

3.9      At the present time it is not possible for the parties to
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         negotiate more than rough estimates of minimum sales of the Products, which estimate is reflected in Annex 6. After the initial start-up period through December 31, 1997, the Parties shall negotiate in good faith reasonable minimum sales for future years, which minimum sales DISTRIBUTOR shall be responsible for.

4.       SALES ORGANIZATION

4.1 DISTRIBUTOR shall be responsible for marketing and sales promotion in the Territory in a commercially reasonable, proper and diligent manner. Such marketing shall at all times be within the guidelines established or approved by INTERNATIONAL, provided, however, that if DISTRIBUTOR;s Business Plan, submitted in accordance with paragraph 3.6 of this Agreement shall have been accepted, no further approvals or consents shall be required from INTERNATIONAL insofar as the Business Plan expressly refers to the marketing strategy DISTRIBUTOR intends to pursue. The Parties agree that, other than as provided for hereunder, all DISTRIBUTOR's initiatives relating to the marketing of the Product or bearing on the Product's general image in the market, shall have to be approved by INTERNATIONAL. INTERNATIONAL shall not unreasonably withhold its approval. If the parties have been unable to agree on a proper marketing strategy, and, to the extent that DISTRIBUTOR shall have then pursued the marketing strategy recommended by INTERNATIONAL, DISTRIBUTOR shall not be accountable if there is a failure to meet the sales and royalty goals agreed to as provided for in paragraph 3.9.

4.2 DISTRIBUTOR shall have the right to have its initial staff trained in English at B.V.'s facility in Western Europe at no cost to DISTRIBUTOR other than the cost of travel and living expenses of its staff while there.

4.3 DISTRIBUTOR shall have the right to have its commercial staff and the commercial staff of its sub-distributors and agents participate in training sessions organized by INTERNATIONAL which shall be conducted in English. INTERNATIONAL shall maintain a staff of technicians able to explain the processes and provide technical information and assistance to be able to market the Products effectively. During the start-up period through December 31, 1997, if requested by DISTRIBUTOR, INTERNATIONAL shall make its own experts available to DISTRIBUTOR in the Territory at no cost to DISTRIBUTOR other than the costs of travel and living expenses which shall be borne by DISTRIBUTOR.
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5.       PUBLICITY - P.O.S. MATERIALS

5.1 DISTRIBUTOR shall be responsible at its own cost for the publicity and promotion of the Products in the Territory.

5.2 DISTRIBUTOR recognizes that, as the commercial activities of INTERNATIONAL are international, any advertising concerning the Products can affect, even outside the Territory, the international fame and prestige of INTERNATIONAL. DISTRIBUTOR shall therefore submit all advertising for approval by INTERNATIONAL and such advertising shall be deemed approved unless INTERNATIONAL shall object within 15 days of such submission. INTERNATIONAL shall not unreasonably withhold approval.

5.3 INTERNATIONAL shall provide DISTRIBUTOR, and DISTRIBUTOR shall provide INTERNATIONAL, on a current basis and at no cost, with individual copies of all promotional materials which it or any of its other distributors or sub-distributors have created, including access to all "camera ready" materials and other marketing materials which might reduce the cost of producing advertising materials.

5.4 INTERNATIONAL shall keep DISTRIBUTOR informed of all positive and negative publicity or developments concerning the Products and competitive products so as to enable DISTRIBUTOR to take advantage of or to be able to respond to inquiries concerning the Products. INTERNATIONAL shall also disclose to DISTRIBUTOR all information it has developed or acquired concerning the Products or any improvement or modifications thereto which could be helpful in establishing the commercial utility of the Products.

6.       FIRST REFUSAL

6.1 DISTRIBUTOR is granted a right of first refusal of a license or distributorship with respect to any proposed use of the Products for uses other than the preservation of foodstuffs and flowers, not for use by domestic consumers. Such right must be exercised within 45 days after DISTRIBUTOR is provided with the proposed terms and conditions of the agreement.

6.2 DISTRIBUTOR is granted a right of first refusal of a license or distributorship with respect to any products acquired or developed by INTERNATIONAL or CONSERVER ENGINEERING for use as a preserver of foodstuffs and flowers other than for use by domestic customers. Such right must be exercised within 45 days after DISTRIBUTOR
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         is provided with the proposed terms and conditions of the agreement.

7.       PRICES

7.1 DISTRIBUTOR shall buy the Products from NORD at the "distributor" tariff of NORD (hereinafter the "Tariff") in force at the time the order is placed by DISTRIBUTOR. DISTRIBUTOR shall benefit from all discounts applicable to distributors mentioned in the Tariff. No distributor shall be able to buy Products at a lower cost than DISTRIBUTOR.

7.2 The Tariff in force at the day of signature of the present Agreement is described in Annex 7 to this Agreement. The Tariff may be revised by INTERNATIONAL on 30 days prior written notice, but only if a change in the costs of the minerals used to manufacture the Products, the cost of utilities or other increases in direct manufacturing costs (excluding managerial salaries), or any other event with a direct impact on production or regulatory compliance, justify such adjustment.

7.3 The Tariff is established FOB an East Coast United States location ("Point of Delivery") including all taxes, freight, insurance and export or import duties, which shall be for the account of NORD. All products shall be properly labelled by INTERNATIONAL and customs clearance shall be the responsibility of NORD.

7.4 NORD retains title to the Products until full payment thereof by DISTRIBUTOR, even in case of moratorium or bankruptcy of DISTRIBUTOR.

7.5 The term of payment of the Products shall be forty five (45) days following the date of delivery of the Product to DISTRIBUTOR in the Territory, by wire transfer to the bank account selected by NORD, as notified from time to time.

7.6 Any unpaid and overdue amount under this Agreement shall bear interest at the prime rate of Citibank as in effect from time to time, which shall be added to the amount due NORD from the date the amount becomes due until the date of payment.

8.       ORDERS - DELIVERY

8.1 DISTRIBUTORS shall place its orders with NORD by fax, E- mail or by mail at the address indicated by NORD. If an order is sent by fax, a written confirmation of the order
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        shall be mailed.

8.2 NORD shall do its utmost to deliver the orders of DISTRIBUTOR without delay, within its production capacity limits and taking into account the other Distribution Agreements concluded with third parties.

8.3 Unless otherwise agreed between the parties, the Products shall be delivered at the Point of Delivery.

         All taxes, duties and excises concerning the sales as of the Point of Delivery shall exclusively be borne by Distributor other than export duties or fees and export permits and formalities.

8.4 The Products shall be for the risk of DISTRIBUTOR from the time of delivery of the Products to the Point of Delivery by NORD to the carrier.

8.5 INTERNATIONAL shall not be liable for any deterioration or alternation of the Products caused by the carrier, and in such event it is the responsibility of the DISTRIBUTOR to take any action required against the carrier, provided that if the Products shall have been insured during shipment by INTERNATIONAL, INTERNATIONAL shall cooperate fully with DISTRIBUTOR in pursuing claims against the insurer.

8.6 DISTRIBUTOR either itself or through its subdistributors, shall, at all times, maintain sufficient inventory of the Products so as to cover the reasonably expected needs of the Products during a period of two months. At DISTRIBUTOR's option, this inventory may be maintained at NORD's warehouse, charges to be invoiced on a passthrough basis. The Parties acknowledge that DISTRIBUTOR currently maintains no such inventory. DISTRIBUTOR hereby undertakes to build up such inventory in accordance with the approved Business Plan over a period of six months.

8.7 In the event INTERNATIONAL is unable to provide adequate quantities of the Products to DISTRIBUTOR in a reasonable time after the placing of an order by DISTRIBUTOR (such reasonableness being determined as from the placing of the order and with due recognition of the commercial requirements of DISTRIBUTOR as set forth in the approved Business Plan or any amendments thereof), INTERNATIONAL shall use its best efforts to increase its production capacity.

         In that event, should INTERNATIONAL fail to achieve such
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         increased capacity, or if such increase appears not to be sufficient to enable INTERNATIONAL to deliver the Products within such reasonable time, INTERNATIONAL shall cause a plant for the manufacture of Products to be built in the Territory, Mexico or Canada, to serve as the supplier of the Products which will primarily service the needs of the market in the Territory and Canada.

         Should it appear that (i) INTERNATIONAL fails to increase its production capacity so as to satisfy the reasonable delivery demands of DISTRIBUTOR, or (ii) INTERNATIONAL fails to diligently start or implement the construction of a production facility in the Territory in accordance with this subparagraph, (iii) all reasonable corrective measures by INTERNATIONAL fail to achieve delivery of the Products within such reasonable time, or (iv) INTERNATIONAL is manifestly unable to deliver Products in accordance with the terms and conditions of this Agreement, then DISTRIBUTOR shall have the authority to take over management responsibility for the production, sourcing and/or purchasing of the Products for the Territory, and, to the extent this would appear to be necessary to achieve timely deliveries, to build a production facility (for the supply of the needs of the market in the Territory exclusively). To that effect, in such event, INTERNATIONAL and CONSERVER ENGINEERING hereby agree to license or otherwise provide all necessary intellectual property rights and know how to DISTRIBUTOR, as may be reasonably necessary for DISTRIBUTOR to operate a production facility, and INTERNATIONAL and CONSERVER ENGINEERING shall cooperate fully with DISTRIBUTOR in such event.

9.       SUB-DISTRIBUTOR

9.1 DISTRIBUTOR may grant the distribution rights for the Products in the Territory to sub-distributors or agents, as provided for in paragraph
         1.3 hereof.

9.2 All orders of Products of sub-distributors or agents shall be placed by DISTRIBUTOR in its own name and DISTRIBUTOR shall be responsible for payment of the price of the Products ordered.

9.3 In case of expiration or termination for whatever reason of the present Agreement, sub-distributors and agents shall have no claim vis-a-vis INTERNATIONAL.
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10.      ROYALTY

10.1 In consideration of INTERNATIONAL's entering into this Agreement, DISTRIBUTOR shall pay a royalty to INTERNATIONAL of six (6%) percent of Net Revenues of DISTRIBUTOR generated from the commercial use of the Product for the first One Hundred Million ($100,000,000) Dollars of such Net Revenues, and a royalty of seven (7%) percent on Net Revenues generated from the commercial use of the Product in excess thereof.

10.2 DISTRIBUTOR shall pay the royalty to INTERNATIONAL quarterly, forty-five days after the end of each calendar quarter. Royalties shall be accompanied by copies of such records as INTERNATIONAL may reasonably request in order to verify revenues received from the commercial use of the Products.

10.3 During the term of this Agreement, DISTRIBUTOR shall provide INTERNATIONAL with a quarterly report of revenues received from the commercial use of the Products, in a form reasonably satisfactory to INTERNATIONAL.

10.4 DISTRIBUTOR shall maintain accurate and complete business records with respect to its commercial use and distribution of the Product. DISTRIBUTOR shall make the originals of such records (not including financial statements and records) available to INTERNATIONAL'S employees or agents during regular business hours.

10.5 For the purposes of this agreement the term "Net Revenues" shall mean the gross proceeds actually received by DISTRIBUTOR from the commercial exploitation of Products reduced by the cost of packing, freight, and insurance of the Product, and by federal, state and local taxes.

11.      INTELLECTUAL AND COMMERCIAL PROPERTY RIGHTS

11.1 DISTRIBUTOR shall market the Products under the Trademark or under another trademark agreed to by INTERNATIONAL, and it shall not use any other trademark to sell the Product. In the event it is determined that the Products should be marketed under another trademark, such trademark shall be registered in the United Stares by CONSERVER ENGINEERING, at its cost, provided, however, that DISTRIBUTOR shall be entitled to register such mark if CONSERVER ENGINEERING shall fail to do so and such failure shall continue after notice (in accordance with paragraph
         19.4 of this Agreement) shall have been given by DISTRIBUTOR to CONSERVER ENGINEERING.
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11.2     INTERNATIONAL hereby grants to DISTRIBUTOR the non-exclusive right to use the Trademark in the Territory for the use and sale of the Products in conformity with this Agreement. INTERNATIONAL shall not use the Trademark in the Territory for any other use without the consent of the DISTRIBUTOR.

11.3 DISTRIBUTOR shall only during the term of the Agreement use the Trademark only for the use, distribution and sale of the Products in the Territory in conformity with the conditions of this Agreement. In this respect Distributor shall not

         - use or register the Trademark for other products than those which from time to time are the subject matter of the present Agreement or other needs than the marketing of such Products in the context of the present Agreement;

         - except as provided for below, use of the Trademark after termination or expiration of the Agreement for whatever reason.

11.4 Under the present Agreement DISTRIBUTOR may use the word "CONSERVER" in its name. DISTRIBUTOR shall in case of termination or expiration for whatever reason of the present Agreement, immediately change such name by removing the word "CONSERVER" or any other combination of words, letters or signs referring to INTERNATIONAL or its Products as they may from time to time be or have been used by INTERNATIONAL to identify itself or its Products.

11.5 DISTRIBUTOR shall not file for the registration of the Trademark or of trademarks or signs which could be confusingly similar to the Trademark in any country.

11.6 DISTRIBUTOR may authorize sub-distributors or agents to use the Trademark for the sale of the Products provided DISTRIBUTOR guarantees compliance by sub-distributors or agents of the conditions of use of the Trademark and the obligation under the present paragraph towards INTERNATIONAL.

11.7 DISTRIBUTOR recognizes that CONSERVER ENGINEERING is the licensor of the know how and of the intellectual property rights in connection with the Products.

11.8 Other than as provided herein, INTERNATIONAL does not give any guarantee other than (i) the guarantee that it has been awarded an exclusive temporary right to distribute

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         the Products in the Territory, and (ii) that the Trademark exists and has been licensed to INTERNATIONAL.

11.9 CONSERVER ENGINEERING and INTERNATIONAL further guarantee that they shall use their best efforts to secure patent protection for the inventions and know how upon which the Products are based wherever the Products are sold or commercial used, including in the Territory.

11.10 DISTRIBUTOR shall inform INTERNATIONAL as soon as possible of any unfair infringement or infringement actions or nullity actions against the exclusive rights that do or may exist, or against the Trademark by third parties concerning the Products, or any other action which could affect the validity or the scope of protection of the intellectual property rights of which it may become aware, in order for INTERNATIONAL to remedy the situation (which it shall be the duty of INTERNATIONAL to try to do), and, in particular, at INTERNATIONAL's direction and expense, to take such actions as is required to protect the rights and Trademark or to request DISTRIBUTOR, at INTERNATIONAL'S expense, to take such actions on INTERNATIONAL's behalf; in the latter case DISTRIBUTOR shall follow the instructions given by INTERNATIONAL, provided, however, that if after such notice of infringement by DISTRIBUTOR to INTERNATIONAL, INTERNATIONAL shall have failed to take action to prevent such infringement, DISTRIBUTOR shall be authorized to take such action as it deems appropriate to prevent such infringement.

11.11 In case the intellectual property rights or the Trademark protection are not granted or are declared null and void, dependent or infringing by a final court decision, DISTRIBUTOR may not claim any reimbursement or damages or discount from INTERNATIONAL concerning the unpaid invoices still due to INTERNATIONAL at the date of such court decision, DISTRIBUTOR expressly waiving any and all rights of recovery against INTERNATIONAL in this respect.

11.12 In case infringement actions are initiated against DISTRIBUTOR concerning the sales of the Products, International shall give its technical and legal advice to DISTRIBUTOR for its defense. INTERNATIONAL and CONSERVER ENGINEERING shall indemnify and hold DISTRIBUTOR harmless from and against any costs, expenses and damages including any legal fees resulting directly or indirectly from any claims or actions for patent or trademark infringement (whether threatened or actually initiated) or as a result of any breach in whole or in part of any representation or warranty, or from a judgement entered therein, which may be brought against DISTRIBUTOR for such infringement as a result of its activities hereunder. However, INTERNATIONAL is not obliged to join the proceedings.

11.13 INTERNATIONAL and CONSERVER ENGINEERING represent and warrant that jointly, they are the exclusive licensees of the right to distribute the Products in the Territory and of the Trademark and all goodwill associated therewith, free and clear of all liens, encumbrances, security interests or rights of any other party whatsoever. There is no litigation, claim or assessment pending or threatened contesting their rights under the license indicated in the preamble of this Agreement. To the best of their knowledge, INTERNATIONAL's use of the intellectual property rights does not, and DISTRIBUTOR's use of the intellectual property rights as contemplated herein will not, infringe upon any other person's patents, trademarks or proprietary rights of any nature whatsoever.

11.14 INTERNATIONAL and CONSERVER ENGINEERING represent and warrant jointly, that, to the best of their knowledge, (i) the secret formula, processes and the specifications are their exclusive rights as licensee and licensor, respectively, do not infringe upon any other person's ownership or proprietary rights, and that (ii) such secret formula and processes, will yield Products that are good and merchantable and fit for use with foodstuffs.

11.15 The execution of this Agreement by INTERNATIONAL has been duly authorized by all necessary corporate action of INTERNATIONAL and ENGINEERING and constitute the valid and binding obligation of INTERNATIONAL and ENGINEERING. The execution of this Agreement by INTERNATIONAL and the consummation of the transactions contemplated hereby does not conflict with or result in default under or breach of
         (1) INTERNATIONAL and ENGINEERING's Articles of Incorporation or By-laws or other organization documents; (2) any agreement, indenture, mortgage, contract or instrument to which INTERNATIONAL and ENGINEERING are bound or by which any of their properties or assets are subject;
         (3) any order, writ, injunction, decree or judgment of any court or governmental agency applicable to INTERNATIONAL and ENGINEERING or to which any of their assets are bound; or (4) any law or regulation applicable to INTERNATIONAL and ENGINEERING or by which any of their assets are bound.

12.      GUARANTEE

INTERNATIONAL warrants that all products which are to be shipped under this Agreement shall qualify as Products and shall be of a quality as previously demonstrated to DISTRIBUTOR.

Except as provided for herein, INTERNATIONAL does not guarantee that the Products shall be free from defects, as sold by INTERNATIONAL to DISTRIBUTOR, or concerning any damages or losses direct or indirect material or immaterial, financial, commercial or otherwise, incurred by DISTRIBUTOR, its sub-DISTRIBUTORS or agents or any third party.

INTERNATIONAL is not obliged to replace Products which arrive in a damaged condition, other than Products which were defective when shipped, which shall be replaced. As a compensation for any such damage, during the first year of the Agreement commencing with the initial shipment of Products, INTERNATIONAL shall ship to DISTRIBUTOR an additional 0.5% of the amount of Product ordered on each order of Products ordered by DISTRIBUTOR.

After such initial year, the parties will negotiate an appropriate percentage based upon the experience during the first year.

13.      ASSIGNMENT OF AGREEMENT

DISTRIBUTOR may not in whole or part assign its rights under the present Agreement to third parties without the prior written authorization of INTERNATIONAL, except in the context of an agency or sub-distribution Agreement as provided above, or to a controlled, controlling or common controlled entity.

14.      TERM

14.1 The present Agreement shall remain in effect for an initial period as follows (the "Initial Period"):

         (i) at the time of the signing of this Agreement, the Initial Period shall be equal to the duration provided for in the license granted to CONSERVER ENGINEERING Ltd. and INTERNATIONAL, i.e. until May 12, 2005;

         (ii) however, to the extent CONSERVER ENGINEERING Ltd. or INTERNATIONAL succeed in obtaining a license for a longer duration, or succeed in obtaining exclusive proprietary rights to the intellectual property rights or on the Trademark and on all rights relating to the know how and inventions upon which the Products are based, the Initial Period shall be extended to a total duration of twenty (20) years as of the date of this Agreement.

14.2 M. Denis Allet, who co-signs this Agreement to mark his approval to be bound by the provisions of this section, agrees to use his best efforts to secure, for CONSERVER ENGINEERING or INTERNATIONAL, (i) either proprietary rights on the know how and inventions upon which the Products are based, or (ii) an amendment to the existing license granted to CONSERVER ENGINEERING Ltd. relating to the same, providing for an exclusive license for the Territory for a period of 20 years and, if possible, to have it renewable thereafter for additional terms so as to satisfy section 14.3 hereof.

14.3 Subject to paragraph 14.4 this Agreement shall be automatically renewable beyond the Initial Period for subsequent periods of three (3) years.

14.4 The present Agreement can be terminated by either party without any indemnity being due at the end of its term, by written notice one year prior to the end of the initial twenty (20) year term and thereafter by written notice six (6) months' prior to the end of each succeeding three year term.

14.5 The Agreement can be terminated prematurely only pursuant to the condition provided for in paragraph 15 hereunder.

15.      PREMATURE TERMINATION

15.1     Each party may terminate the Agreement in case:

         - of insolvency or bankruptcy of the other party, howsoever manifested;

         - substantial breach of any material provision of this Agreement by the other party provided written notice has been given to the other of the alleged breach and the other party has not cured or commenced the cure of the breach within thirty (30) days after delivery of such notice;

         - the material breach by the other party is caused by force majeure and the situation is prolonged beyond one hundred eighty (180) days.

         - failure of DISTRIBUTOR to reach seventy-five (75%) percent of the minimum sales level of Products provided for in paragraph 3.9 hereof for two consecutive years, provided, however, that this paragraph shall not apply in respect of the start-up period through December 31, 1997 nor if such failure is caused by the inability of INTERNATIONAL to provide DISTRIBUTOR with adequate quantities of Products on a timely basis, and provided further that if DISTRIBUTOR believes this marketing guidelines established by INTERNATIONAL are inappropriate for marketing the Products in the Territory, it shall advise INTERNATIONAL of its concerns with such strategy and if the parties are unable to agree on the proper marketing strategy DISTRIBUTOR shall not be accountable if there is a failure to meet the sales goals agreed to as provided for in paragraph 3.9.

15.2 INTERNATIONAL may terminate the present Agreement in case DISTRIBUTOR does not pay the amounts due under the present agreement with twenty
         (20) business days of receipt of notice to that effect.

15.3 In case of expiration or termination of the Agreement for whatever reason, DISTRIBUTOR shall immediately stop selling the Products purchased from International in the Territory, provided, however, that DISTRIBUTOR shall have the right to sell its inventory over the 60 days following such termination or expiration or, at INTERNATIONAL's option, by INTERNATIONAL purchasing such inventory at DISTRIBUTORS's cost, including all duties, shipping and other directly related costs.

15.4 Notwithstanding any other provision of this Agreement to the contrary, if this Agreement is terminated as a consequence of the insolvency of INTERNATIONAL, howsoever manifested, or if INTERNATIONAL's failure to deliver sufficient Products on a timely basis has led to the authorization of DISTRIBUTOR to manage the production, sourcing and/or purchasing of the Products, or to produce directly the Products, all in accordance with paragraph 8.7 of this Agreement, then DISTRIBUTOR shall have a continuing right to produce, market, use and generally exploit commercially the Products and use the Trademark in conjunction therewith, such right to be coterminous with the license (and any extension thereof) described in paragraph 14.1 of this Agreement.

16.      CONFIDENTIALITY

16.1 All technical and commercial information provided to DISTRIBUTOR by INTERNATIONAL or which comes to the knowledge of DISTRIBUTOR in the context of the execution of the present Agreement, shall be considered confidential by DISTRIBUTOR and shall not be disclosed to any other company, person or organization except after prior written authorization by INTERNATIONAL, provided, however, that if a court orders that DISTRIBUTOR disclose any such confidential information, DISTRIBUTOR shall immediately notify INTERNATIONAL of such order, and thereafter shall be excused from the obligations of this paragraph to the extent and within the limits of that court order.

16.2 However, DISTRIBUTOR may give this information to its employees, its agents (including consultants and advisers) or its sub-distributors if necessary for the marketing of the Products, provided these persons shall comply with the obligations of the present paragraph.

16.3 DISTRIBUTOR shall adopt internal procedures to preserve the confidential character of the information, including procedures of transmission of information.

16.4 The above mentioned obligations shall remain in force after the expiration or termination of the present Agreement for whatever reason, but do not apply to information which has fallen in the public domain or would fall in that domain in the course of the performance under the present Agreement, as long as the disclosure was not caused by the DISTRIBUTOR or its personnel, its sub-distributors or its agents.

17.      INDEPENDENCE

Neither Party is an agent or employee of the other. The Parties have no authority whatsoever to assume, create or incur any obligation or liability on behalf of the other or to bind the other in any manner.

18.      APPLICABLE LAW

18.1     Delaware law is applicable to this agreement.

18.2 Any dispute or controversy arising out of this agreement shall be submitted for resolution by arbitration to the International Chamber of Commerce in Paris, France.

19.      MISCELLANEOUS

19.1 Neither party is responsible for any loss or damages by delays or non-performance of obligations under this Agreement caused by force majeure, provided each party notifies the other as soon as possible if such events.

         Such event, however, does not exempt DISTRIBUTOR form its obligation to pay INTERNATIONAL the amounts due.

19.2 The present Agreement (including the Annexes to the Agreement which form an integral part of the Agreement) constitutes the whole Agreement between the parties and supersedes all other prior oral or written agreements between the parties.

19.3 Except if expressly provided to the contrary, this Agreement may not be modified or amended except by a writing, signed by the parties' authorized representatives.

19.4 All notifications or claims of whatever nature should be addressed by one party to the other in writing and delivered personally or sent by mail return receipt requested:

        If to Conserver International,

         M. Denis Allet
         6, Rue Antoine Vaquerie
         75016 Paris, France


         With a copy to:

         M. Patrick Van Leynseele
         Stibbe Simont Monahan Duhot
         47-51 Rue Henri Wafelaert
         1060 Brussels, Belgium

         If to Conserver Engineering,

         2 Clan William Terrace
         Dublin, Ireland

         With a copy to:

         M. Patrick Van Leynseele
         Stibbe Simont Monahan Duhot
         47-51 Rue Henri Wafelaert
         1060 Brussels, Belgium

         If to Conserver North America, Inc.

         Corporation Trust Center
         1209 Orange Street
         Wilmington, Delaware

         If to Conserver Corporation of America,

         Mr. Charles Stein
         44 East 67th Street
         New York, New York 10021

         With a copy to:

         Maxwell Stolzberg, Esq.
         Mezan, Stolzberg & Schwartzman, P.C.
         460 Park Avenue
         New York, N.Y.  10022


         And to:

         Gregory Pilkington, Esq.
         McFadden, Pilkington & Ward
         City Tower, Level 4
         40 Basinghall Street
         London EC2V 5DE

         or to such other address as may hereby be designated in writing to the other parties. Notifications shall be deemed to be made on the third day after the date of delivery to the postal services. When made by personal delivery, they shall be effective when made.

19.5 The titles of the paragraphs of the present Agreement are for information purposes only and are not a part of the present Agreement and cannot be used for its interpretation.

19.6 Except if expressly provided to the contrary, the failure of a party to insist upon strict performance under this Agreement, on any occasion, shall not be considered a waiver or deprive that party of the right to insist upon strict compliance to that term or any other term of this Agreement, now or in future, while any waiver should be made in writing.

19.7 If any provision of this Agreement is considered null and void by an enforceable decision of any competent Court or administrative authority, such invalidity shall not affect the validity of the remaining provisions. The parties shall substitute for any invalid provision a mutually acceptable valid one which shall as much as possible meet the commercial aims of the former invalid provision.

         IN WITNESS WHEREOF, the parties hereto have signed and executed the present Agreement at the place and date mentioned hereunder.

CONSERVER CORPORATION OF            CONSERVER INTERNATIONAL B.V.
AMERICA
BY:                                 By:
    -----------------------------        ---------------------------
Date:      10/9/96                   Date:       10/9/96
    -----------------------------        ---------------------------
Place:                              Place:
    -----------------------------        ---------------------------
Title: Chairman                     Title:
    -----------------------------        ---------------------------

Signature: /s/ Charles H. Stein     Signature: /s/ B. Denis Allet
          -----------------------              ---------------------
Title: Executive Vice President     Title:

Signature:  /s/ Mark Kallan         Signature:
          -----------------------            -----------------------
CONSERVER NORTH AMERICA, INC.

BY:                                 By:
    -----------------------------        ---------------------------
Date:    10/9/96                    Date:
    -----------------------------        ---------------------------
Place:                              Place:
    -----------------------------        ---------------------------
Title: B. Denis Allet               Title:
    -----------------------------        ---------------------------


The undersigned does hereby agree
to be bound but hereto but only with
respect to Items. A., B., C., D., E.,
F., 6.1, 6.2, 8.7, 11.1, 11.8, 11.9,
11.10, 11.12, 11.13, 11.14, and 11.15;

CONSERVER ENGINEERING

BY:                                 By:
    -----------------------------        ---------------------------
Date:    10/9/96                    Date:
    -----------------------------        ---------------------------
Place:                              Place:
    -----------------------------        ---------------------------
Title:                              Title:
    -----------------------------        ---------------------------

The undersigned does hereby agreed to
be bound but only with respect to
item 14.2

/s/ B. Denis Allet
-----------------------------
B.  Denis Allet